Exhibit 5.2

SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER'S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

May 18, 2020

Euronav NV
De Gerlachekaai 20
2000 Antwerpen
Belgium

Re: Euronav NV

Ladies and Gentlemen:
We have acted as counsel to Euronav NV (the “Company”), a company incorporated under the laws of the Kingdom of Belgium, in connection with the Company’s registration statement on Form F-3, as filed with the U.S. Securities and Exchange Commission (the “Commission”), as thereafter amended or supplemented (the “Registration Statement”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and offering by the Company in one or more public offerings (the “Offering”) of an indeterminate number of the Company’s securities, which may include ordinary shares, no par value, (the “Ordinary Shares”), preferred shares (the “Preferred Shares”), debt securities (the “Debt Securities”), warrants to purchase the Company’s securities (the “Warrants”), rights to purchase the Company’s securities (the “Rights”), purchase contracts to purchase the Company’s securities (the “Purchase Contracts”), and units comprised of any of the foregoing securities (the “Units” and, together with the Ordinary Shares, the Preferred Shares, the Debt Securities, the Warrants, the Rights and the Purchase Contracts, the “Securities”).
We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the prospectus of the Company included in the Registration Statement (the “Prospectus”), and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.
We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus and any related supplement thereto to be executed in connection with the Offering will have been duly authorized, executed and delivered by each of the parties thereto, (ii) the terms of the Offering will comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and any related supplement thereto and all of the instruments, agreements and other documents relating thereto or executed in connection therewith, (iii) that the board of directors of the Company will have taken all actions necessary to authorize the issuance and sale of the Securities, and (iv) that the specific terms of the Securities to be established subsequent to the date hereof will have been determined in accordance with all board resolutions or other authorization requirements, will comply with all applicable laws, and will not conflict with any instrument or agreement binding on the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

Euronav NV
May 18, 2020

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the State of New York:
1. With respect to the Warrants, Rights and Purchase Contracts (together the “Subscription Securities”), when the Subscription Securities have been issued and delivered in accordance with the terms of the applicable warrant agreement, rights agreement, purchase contract, or similar agreement approved by the Company, as contemplated in the Prospectus or prospectus supplement related thereto, and upon payment of the consideration therefor or provided for therein and in any applicable definitive purchase, underwriting or similar agreement approved by the Company, then the Subscription Securities will constitute valid and legally binding obligations of the Company in accordance with the terms thereof.
2. With respect to the Debt Securities to be issued in one or more series under an indenture (the “Indenture”) to be entered into by the Company and a trustee (the “Trustee”), when the Trustee is qualified to act as trustee under the Indenture, the Indenture has been duly qualified, the Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the other applicable agreements approved by the Company and as contemplated in the Prospectus or prospectus supplement related thereto, upon payment of the consideration thereof or provided for therein, and in any applicable definitive purchase, underwriting or similar agreement approved by the Company, the Debt Securities will constitute valid and legally binding obligations of the Company in accordance with the terms thereof.
3. With respect to the Units, when the Units have been issued and delivered in accordance with the terms of the applicable agreement(s) approved by the Company, and as contemplated in the Prospectus or prospectus supplement related thereto, upon payment of the consideration thereof or provided for therein and in any applicable definitive purchase, underwriting or similar agreement approved by the Company, then the Units, except in the case of an equity security of the Company forming part of a Unit, will constitute valid and legally binding obligations of the Company in accordance with the terms thereof.
The foregoing opinions are subject, in each case, to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting generally the enforceability of creditors' rights from time to time in effect and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, including application of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles.
This opinion is limited to the laws of the State of New York as in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

          Very truly yours,

          /s/ Seward & Kissel LLP